EXHIBIT 4

EMPLOYEE STOCK PURCHASE AGREEMENT

This Agreement is made as of the 16th day of June, 1997, by and among Robert E. Howard II, an individual (“Howard”), SCOTT SMITH, an individual (the “Purchaser”).

I. PURCHASE OF SHARES

1.1 Purchase. The Purchaser hereby purchases, and Howard hereby sells to the Purchaser, Two Hundred (200) shares (the “Corporation Shares”) of the common stock of Howard Pontiac-GMC, Inc., an Oklahoma corporation (the “Corporation”) at a purchase price of Five and No/100 Dollar ($5.00) (the “Purchase Price”).

1.2 Payment. Concurrently with the execution of this Agreement, the Purchaser shall pay the Purchase Price for the Corporation Shares either in cash or cash equivalent. Purchaser shall also deliver to Howard a duly executed blank Assignment Separate from Certificate (in the form attached hereto as Exhibit A) and whatever additional documents may be required by Howard as a condition for the purchase.

1.3 Delivery of Certificates. The certificates representing the Corporation Shares subject to Howard’s Repurchase Right under Article V hereof shall be held in escrow by the Secretary of the Corporation as provided in Article VII hereof.

II. ACQUISITION BY GROUP 1 AUTOMOTIVE, INC.

2.1 Acquisition in General. Group 1 Automotive, Inc., a Delaware corporation (“Group 1 “) has made an offer to acquire all of the capital stock of the Corporation (the “Acquisition”), pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) to be executed by Group 1, the Corporation and the stockholders of the Corporation. Pursuant to the Stock Purchase Agreement, Purchaser will sell to Group 1 all of the Corporation Shares and will purchase from Group 1 an as yet undetermined number of shares of common stock of Group 1 (the “Group 1 Shares”). The Corporation Shares and the Group 1 Shares are referred to herein collectively as the “Shares.”

2.2 Effects of the Acquisition.

(a) Should the closing date of the Acquisition (the “Acquisition Closing Date”) occur on or prior to December 31, 1997:

(i) as provided in Article VII hereof, the Corporation shall release the escrowed certificates representing the Corporation Shares, so that Purchaser may endorse and deliver such certificates to Group 1 pursuant to the Stock Purchase Agreement;

(ii) the Group 1 shares shall be substituted for the Corporation Shares for the purposes of this Agreement, and certificates representing the Group 1 Shares shall be delivered by Group 1 to the Corporation, to be held in escrow as provided in Article VII hereof;

(iii) this Agreement shall have no further application or effect upon the Corporation Shares, and Group 1 shall own the Corporation Shares free and clear of all claims and encumbrances, including, without limitation, all rights granted to Howard hereunder; and

(iv) the Group 1 Shares shall be subject to the terms and provisions of this Agreement, including, without limitation, Howard’s Repurchase Right under Article V hereof, Howard’s First Refusal Right under Article VI hereof and the escrow provisions of Article VII hereof, and the Purchase Price for Group 1 Shares under Articles V and VI hereof shall be the Purchase Price originally paid by the Purchaser for the Corporation Shares.

(b) Should the Acquisition Closing Date not occur on or prior to December 31, 1997:

(i) Howard shall have the right to repurchase the Purchased Corporation Shares from Purchaser for the Purchase Price, notwithstanding Purchaser’s status as a Service Provider to the Corporation at the time of Howard’s repurchase hereunder, such repurchase to be conducted in accordance with Section 5.2 hereof; and

(ii) upon the completion of such repurchase, this Agreement shall terminate in all respects and shall have no further effect upon the parties hereto.

III. SPECIAL PROVISIONS

3.1 Stockholder Rights. Until such time as Howard actually exercises his repurchase rights under this Agreement, Purchaser (or any successor in interest) shall have all the rights of a stockholder (including voting and dividend rights) with respect to the Shares owned by Purchaser (or any successor in interest). Such stockholder rights shall apply to any Shares held in escrow under Article VII, subject, however, to the transfer restrictions of Article IV.

3.2 Section 83(b) Election. Purchaser understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the Purchase Price paid for the Corporation Shares and their fair market value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” includes Howard’s right to repurchase the Corporation Shares pursuant to his Repurchase Right under Article V of this Agreement. Purchaser understands that he may elect to be taxed at the time the Corporation Shares are acquired hereunder to the extent the fair market value of the Corporation Shares differs from the Purchase Price rather than when and as such Corporation Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the I.R.S. within thirty (30) days after the date of purchase hereunder. If the fair market value of the Corporation Shares at the date of purchase equals the Purchase Price paid (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. The form for making this election is attached as Exhibit B hereto. Purchaser understands that failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Purchaser (in the event the fair market value of the Corporation Shares increases after the date of purchase) as the forfeiture restrictions lapse. PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY, AND NOT HOWARD’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF PURCHASER REQUESTS HOWARD OR HIS REPRESENTATIVES TO MAKE THIS FILING ON HIS/HER BEHALF. PURCHASER IS RELYING SOLELY ON HIS OR HER ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE AN 83(b) ELECTION.

IV. TRANSFER RESTRICTIONS

Purchaser shall not transfer, assign, encumber, or otherwise dispose of any of the Corporation Shares, except as provided in the Stock Purchase Agreement. The Unvested Group 1 Shares (as defined herein) shall not be transferred, assigned, encumbered, or otherwise made the subject of disposition, except that such shares may be transferred subject to Howard’s First Refusal Right under Article VI. No transfer restrictions shall apply to Group 1 Shares that have vested in Purchaser in accordance with Section 5.3 herein.

V. REPURCHASE RIGHT

5.1 Grant. Howard is hereby granted the right (the “Repurchase Right”), exercisable at any time during the ninety (90) day period following the date the Purchaser ceases for any reason to be a Service Provider to the Corporation to repurchase at the Purchase Price all or (at the discretion of Howard and with the consent of the Purchaser) any portion of (i) the Corporation Shares owned by the Purchaser prior to the Acquisition, or (ii) the Group 1 Shares owned by Purchaser subsequent to the Acquisition in which the Purchaser has not acquired a vested interest in accordance with the vesting provisions of Section 5.3 (such shares to be hereinafter called the “Unvested Group 1 Shares”). For purposes of this Agreement, the Purchaser shall be deemed to be a Service Provider to the Corporation for so long as the Purchaser is a full time employee of the Corporation, Group 1, or any affiliate of subsidiary of Group 1.

5.2 Exercise of the Repurchase Right. The Repurchase Right shall be exercisable by written notice delivered to the Purchaser prior to the expiration of the applicable ninety (90) day period specified in Section 5.1. The notice shall indicate the number of Corporation Shares or Unvested Group 1 Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of notice. To the extent one or more certificates representing the Corporation Shares or Unvested Group 1 Shares may have been previously delivered out of escrow to the Purchaser, then Purchaser shall, prior to the close of business on the date specified for the repurchase, deliver to Howard the certificates representing the Corporation Shares or Unvested Shares Group 1 to be repurchased, each certificate to be properly endorsed for transfer. Howard shall, concurrently with his receipt of such stock certificates (either from escrow in accordance with Section 7.3 or from Purchaser as herein provided), pay to Purchaser in cash, an amount equal to the Purchase Price previously paid for the Corporation Shares or Unvested Group 1 Shares that are to be repurchased.

5.3 Termination of the Repurchase Right.

(a) Prior to the Acquisition, the Repurchase Right shall apply at all times to one hundred percent (100%) of the Corporation Shares. Following the Acquisition, the vesting schedule described hereunder shall apply to the Group 1 Shares, and as provided in Section 2.2(a) hereof the Repurchase Right shall no longer apply to the Corporation Shares. The Repurchase Right shall terminate with respect to any Unvested Group 1 Shares for which it is not timely exercised under Section 5.2. In addition, the Repurchase Right shall terminate, and cease to be exercisable, with respect to any and all Group 1 Shares in which the Purchaser vests in accordance with the schedule below. Accordingly, provided the Purchaser continues to be a Service Provider to the Corporation, the Purchaser shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, the Group 1 Shares in accordance with the following provisions:

(i) The Purchaser shall not acquire any vested interest in, nor shall the Repurchase Right lapse with respect to, any Group 1 Shares during the initial twelve (12) month period measured from the Acquisition Closing Date.

(ii) Upon the expiration of the initial twelve (12) month period measured from the Acquisition Closing Date, the Purchaser shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, that number of Group 1 Shares equal to twenty percent (20%) of the Group 1 Shares.

(iii) From and after the expiration of the initial twelve (12) month period measured from the Acquisition Closing Date, the Purchaser shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, the remaining Group 1 Shares in a series of successive annual installments each equal to twenty percent (20%) of the Group 1 Shares.

5.4 Fractional Shares. No fractional shares shall be repurchased by Howard. Accordingly, should the Repurchase Right extend to a fractional share (in accordance with the vesting computation provisions of Section 5.3) at the time the Purchaser ceases to be a Service Provider, then such fractional share shall be added to any fractional share in which the Purchaser is at such time vested in order to make one whole vested share no longer subject to the Repurchase Right.

5.5 Additional Shares or Substituted Securities. In the event of any stock dividend, stock split, recapitalization or other change affecting (i) prior to the Acquisition, the Corporation’s outstanding common stock, or (ii) subsequent to the Acquisition, Group 1’s outstanding common stock, as a class effected without receipt of consideration, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which is by reason of any such transaction distributed with respect to the

Corporation Shares or the Group 1 Shares then owned by Purchaser shall be immediately subject to the Repurchase Right, but only to the extent the Corporation Shares or Group 1 Shares then owned by Purchaser are at the time covered by such right. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number of Corporation Shares or Group 1 Shares hereunder and to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect the effect of any such transaction upon the Corporation’s capital structure; provided, however, that the aggregate Purchase Price shall remain the same.

5.6 Legend. All certificates representing Shares subject to Howard’s Right of Repurchase shall be endorsed with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN ROBERT E. HOWARD II AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS CERTAIN REPURCHASE RIGHTS TO ROBERT E. HOWARD II UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

VI.	RIGHT OF FIRST REFUSAL

6.1 Grant. Howard is hereby granted the right of first refusal (the “First Refusal Right”), exercisable in connection with any proposed sale or other transfer of the Unvested Group 1 Shares. For purposes of this Article VI, the term “transfer” shall include any assignment, pledge, encumbrance or other disposition for value of the Unvested Group 1 Shares intended to be made by the Purchaser.

6.2 Notice of Intended Disposition. In the event the Purchaser desires to accept a bona fide third party offer for any or all of the Unvested Group 1 Shares (the shares subject to such offer to be hereinafter called, solely for the purposes of this Article VI, the “Target Shares”), Purchaser shall promptly deliver to Howard written notice (the “Disposition Notice”) of the offer and the basic terms and conditions thereof, including the proposed purchase price.

6.3 Exercise of Right. Howard shall, for a period of thirty (30) days following receipt of the Disposition Notice, have the right to repurchase any or all of the Target Shares specified in the Disposition Notice for that portion of the Purchase Price allocable to such Target Shares. Such right shall be exercisable by written notice (the “Exercise Notice”) delivered to Purchaser prior to the expiration of the thirty (30) day exercise period. If such right is exercised with respect to all the Target Shares specified in the Disposition Notice, then Howard shall effect the repurchase of the Target Shares, including payment of the purchase price therefor, not more than five (5) business days after delivery of the Exercise Notice; and at such time Purchaser shall deliver to Howard the certificates representing the Target Shares to be repurchased, each certificate to be properly endorsed for transfer. To the extent any of the Target Shares are at the time held in escrow under Article VII, the certificates for such shares shall automatically be released from escrow and delivered to Howard.

6.4 Non-Exercise of Right. In the event the Exercise Notice is not given to Purchaser within thirty (30) days following the date of Howard’s receipt of the Disposition Notice, Purchaser shall have a period of thirty (30) days thereafter, in which to sell or otherwise dispose of the Target Shares upon terms and conditions (including the purchase price) no more favorable to the third party purchaser than those specified in the Disposition Notice. To the extent any of the Target Shares are at the time held in escrow under Article VII, the certificates for such shares shall automatically be released from escrow and surrendered to the Purchaser. The third party purchaser shall acquire the Target Shares free and clear of all the terms and provisions of this Agreement (including Howard’s Repurchase Right under Article V and Howard’s First Refusal Right hereunder). In the event Purchaser does not sell or otherwise dispose of the Target Shares within the specified thirty (30) day period, Howard’s First Refusal Right shall continue to be applicable to any subsequent disposition of the Target Shares by Purchaser.

6.5 Partial Exercise of Right. In the event Howard makes a timely exercise of the First Refusal Right with respect to a portion, but not all, of the Target Shares specified in the Disposition Notice, Purchaser shall have the option, exercisable by written notice to Howard delivered within thirty (30) days after the date of the Disposition Notice, to effect the sale of the Target Shares pursuant to one of the following alternatives:

(a) sale or other disposition of all the Target Shares to a third-party purchaser in compliance with the requirements of Section 6.4, as if Howard did not exercise the First Refusal Right hereunder; or

(b) sale to Howard of the portion of the Target Shares which Howard has elected to purchase, such sale to be effected in substantial conformity with the provisions of Section 6.3.

Failure of Purchaser to deliver timely notification to Howard under this Section 6.5 shall be deemed to be an election by Purchaser to sell the Target Shares pursuant to alternative (b) above.

6.6 Recapitalization.

In the event of any stock dividend, stock split, recapitalization or other transaction affecting Group 1’s outstanding Common Stock as a class effected without receipt of consideration, then any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Unvested Group 1 Shares shall be immediately subject to Howard’s First Refusal Right hereunder.

6.7 Legend. All certificates representing Unvested Group 1 Shares subject to the Right of First Refusal shall be endorsed with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN ROBERT E. HOWARD II AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO ROBERT E. HOWARD II CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

VII. ESCROW

7.1 Deposit. Upon execution of this Agreement, the certificates for the Corporation Shares shall be deposited in escrow with the Secretary of the Corporation to be held in accordance with the provisions of this Article VII. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form of Exhibit A. The deposited certificates, together with any other assets or securities from time to time deposited with the Corporation pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released or otherwise surrendered for cancellation in accordance with Section 7.2. Upon delivery of the certificates (or other assets and securities) to Howard, the Purchaser shall be issued an instrument of deposit acknowledging the number of Corporation Shares (or other assets and securities) delivered in escrow to the Secretary of the Corporation.

7.2 Release/Surrender. The Corporation Shares or Group 1 Shares, together with any other assets or securities held in escrow hereunder, shall be subject to the following terms and conditions relating to their release from escrow or their surrender to Howard for repurchase:

(a) On the Acquisition Closing Date, the Corporation shall release the escrowed certificates representing the Corporation Shares to Purchaser so that Purchaser may endorse and deliver such certificates to Group 1 pursuant to the Stock Purchase Agreement, and the Group 1 Shares purchased by Purchaser pursuant to the Stock Purchase Agreement shall be delivered by Group 1 to the Corporation to be held in escrow according to the provisions of this Article VII, delivery of such Group 1 Shares to be conducted in a manner consistent with the provisions of Section 7.1 hereof, including the delivery of an Assignment Separate from Certificate duly executed by Purchaser covering the escrowed Group 1 Shares.

(b) Should Howard elect to exercise his Repurchase Right under Article V with respect to any Corporation Shares or Unvested Group 1 Shares, then the escrowed certificates for such Corporation Shares or Unvested Group 1 Shares (together with any other assets or securities issued with respect thereto) shall be delivered to Howard, concurrently with the payment to the Purchaser, in cash or cash equivalent (including the cancellation of any purchase money indebtedness), of an amount equal to the aggregate Purchase Price for such Corporation Shares or Unvested Group 1 Shares, and the Purchaser shall cease to have any further rights or claims with respect to such Corporation Shares or Unvested Group 1 Shares (or other assets or securities).

(c) Should Howard elect to exercise his First Refusal Right under Article VI with respect to any Target Shares held at the time in escrow hereunder, then the escrowed certificates for such Target Shares (together with any other assets or securities issued with respect thereto) shall, concurrently with the payment of the Section 6.3 purchase price for such Target Shares to the Purchaser, be delivered to Howard, and the Purchaser shall cease to have any further rights or claims with respect to such Target Shares (or other assets or securities).

(d) Should Howard elect not to exercise his First Refusal Right under Article VI with respect to any Target Shares held at the time in escrow hereunder, then the escrowed certificates for such Target Shares (together with any other assets or securities issued with respect thereto) shall be surrendered to the Purchaser for disposition according to the provisions of Section 6.4.

(e) As the interest of the Purchaser in the Group 1 Shares (or any other assets or securities issued with respect thereto) vests in accordance with the provisions of Article V, the certificates for such vested shares (as well as all other vested assets and securities) shall be released from escrow and delivered to the Purchaser in accordance with the following schedule:

(i) The initial release of vested shares (or other vested assets and securities) from escrow shall be effected within thirty (30) days following the expiration of the initial twelve (12) month period measured from the Acquisition Closing Date.

(ii) Subsequent releases of vested shares (or other vested assets and securities) from escrow shall be effected at annual intervals thereafter, with the first such annual release to occur twenty four (24) months after the Acquisition Closing Date.

(iii) Upon the Purchaser’s cessation of Service Provider status, any escrowed Group 1 Shares (or other assets or securities) in which the Purchaser is at the time vested shall be promptly released from escrow.

7.3 Recapitalization. All regular cash dividends on the Corporation Shares or Group 1 Shares held in escrow pursuant to this Article VII (or other securities at the time held in escrow) shall be paid directly to the Purchaser and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization or other change affecting (i) prior to the Acquisition, the Corporation’s outstanding Common Stock or (ii) subsequent to the Acquisition, Group 1’s outstanding Common Stock, as a class effected without receipt of consideration, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to such Corporation Shares or Group 1 Shares shall be immediately delivered to the Secretary of the Corporation to be held in escrow under this Article VII, but only to the extent such Corporation Shares or Group 1 Shares are at the time subject to the escrow requirements of Section 7.1.

VIII. GENERAL PROVISIONS

8.1 Assignment. Howard may not assign his Repurchase Rights under Article V and/or his First Refusal Right under Article VI.

8.2 Definitions. For purposes of this Agreement, the following provisions shall be applicable in determining the parent and subsidiary corporations of the Corporation:

(a) Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a parent corporation of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a subsidiary of Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

8.3 No Employment or Service Contract. Nothing in this Agreement shall confer upon the Purchaser any right to continue in the service of the Corporation (or any parent or subsidiary corporation of the Corporation employing or retaining Purchaser) for any period of time or interfere with or restrict in any way the rights of the Corporation (or any parent or subsidiary corporation of the Corporation employing or retaining Purchaser) or the Purchaser, which rights are hereby expressly reserved by each, to terminate the Service Provider status of Purchaser at any time for any reason whatsoever, with or without cause.

8.4 Notices. Any notice required in connection with (i) the Repurchase Right or the First Refusal Right or (ii) the disposition of any Shares covered thereby shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days’ advance written notice under this Section 8.4 to all other parties to this Agreement.

8.5 No Waiver. The failure of Howard in any instance to exercise the Repurchase Rights granted under Article V, or the failure of Howard in any instance to exercise the First Refusal Right granted under Article VI, shall not constitute a waiver of any other repurchase rights and/or rights of first refusal that may subsequently arise under the provisions of this Agreement or any other agreement between Howard and the Purchaser. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

8.6 Cancellation of Shares. If Howard shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement), and such shares shall be deemed purchased in accordance with the applicable provisions hereof and Howard shall be deemed the Purchaser and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.

IX. MISCELLANEOUS PROVISIONS.

9.1 Purchaser Undertaking. Purchaser hereby agrees to take whatever additional action and execute whatever additional documents Howard may in his judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Purchaser, the Corporation Shares or the Group 1 Shares pursuant to the express provisions of this Agreement.

9.2 Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

9.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, as such laws are applied to contracts entered into and performed in such State.

9.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.5 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, Howard and his successors and assigns and the Purchaser and the Purchaser’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first indicated above.

“Howard”

/s/ ROBERT E. HOWARD II
ROBERT E. HOWARD II

“PURCHASER”[1]

/s/ SCOTT SMITH
SCOTT SMITH

Address:
1412 Pinehurst
Edmond, OK 73034

[1]	I have received, completed, executed and retained the I.R.C. Section 83(b) election that was attached hereto as Exhibit B. As set forth in Section 3.2, I understand that I, and not Robert E. Howard II, will be responsible for completing the form and filing the election with the appropriate office of the federal and state tax authorities and that if such filing is not completed within thirty (30) days after the date of this Agreement, I will forfeit the significant tax benefits of Section 83(b). I understand further that such filing should be made by registered or certified mail, return receipt requested, and that I must retain two (2) copies of the completed form for filing with my state and federal tax returns for the current tax year and an additional copy for my records.

EXHIBIT A

Assignment Separate From Certificate

FOR VALUE RECEIVED                      hereby sells, assigns and transfers unto ROBERT E. HOWARD II, an individual,              (            ) shares of the                      Capital Stock of Bob Howard                  Inc., an Oklahoma corporation (the “Corporation”), standing in                  name on the books of said Corporation represented by Certificate No.              herewith and do hereby irrevocably constitute and appoint                              Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

Signature:

Signature:

EXHIBIT B

Repurchase Rights

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83 2.

(1) The person who performed the services is:

Name:

Address:

Taxpayer Ident. No.:

Taxable Year: Calendar Year 19

(2) The property with respect to which the election is being made is              shares of the common stock of                     .

(3) The property was issued on                     , 19      .

(4) The property is subject to a repurchase right pursuant to which Robert E. Howard II has the right to acquire the property at the original purchase price if for any reason stockholder’s employment with Robert E. Howard II is terminated. Robert E. Howard II’s repurchase right lapses on                     , 19      .

(5) The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $             per share.

(6) The amount paid for such property is $             per share.

(7) A copy of this statement was furnished to                     , for whom Employee rendered the service underlying the transfer of property.

(8) This statement is executed as of:                    .

Spouse (if any) Guaranteed:	Employee